Exhibit 10.2
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is entered into this 11th day of December, 2012, by and between CA, Inc., a Delaware corporation (the “Company”), and William E. McCracken.
RECITALS
Mr. McCracken currently is employed as Chief Executive Officer of the Company and is a member of the Board of Directors of the Company.
Effective as of the commencement of employment of the Company’s new Chief Executive Officer , anticipated to be January 7, 2013 (the “Effective Date”), Mr. McCracken will no longer serve as Chief Executive Officer or as a member of the Board of Directors, but is expected to remain employed by the Company in a non-executive capacity through March 31, 2013 (or, if earlier, the day that Mr. McCracken’s employment with the Company terminates, the “Termination Date”) pursuant to the terms of his Employment Agreement with the Company, dated May 6, 2010 (the “Employment Agreement). On or around the Termination Date, the Company and Mr. McCracken will enter into a Separation and Release Agreement pursuant to the terms of his Employment Agreement (the “Separation Agreement”).
The Company, in recognition of Mr. McCracken’s ability to provide critical advice to the Board and its new Chief Executive Officer, desires to retain Mr. McCracken to render certain consulting services to the Company for a certain period after his Termination Date on the terms and conditions set forth in this Agreement, and Mr. McCracken desires to be retained by the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the foregoing and mutual covenants set forth below, the Company and Mr. McCracken agree as follows:
1. Duties and Engagement. During the period commencing on April 1, 2013 and ending on December 31, 2013, unless earlier terminated as provided in Section 9 of this Agreement (the “Term”), Mr. McCracken agrees to render consulting services to the Company on such matters as the Chairman of the Board or the Chief Executive Officer of the Company may request within Mr. McCracken’s knowledge and experience related to the businesses of the Company and its subsidiaries (collectively, the “Services”). The Services shall include, without limitation, assisting the new Chief Executive Officer with his transition, serving as a strategic advisor to the Chief Executive Officer and the Board of Directors, advising on the Company’s strategic planning process, assisting with preparation for Board meetings, and advising and assisting on such other matters as may be requested by the Chairman of the Board or the Chief Executive Officer and agreed to by Mr. McCracken, which agreement may not be unreasonably withheld. Unless mutually agreed in writing by the parties to this Agreement, Mr. McCracken shall provide Services for no more than 40 hours per month. Notwithstanding the foregoing, Mr. McCracken’s level of services shall not exceed twenty (20) percent of the average level of services that Mr. McCracken performed over the thirty-six (36) month period immediately preceding the Effective

Date, consistent with the parties’ intent that the Effective Date shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

2. Renewal and Effectiveness of Agreement. Should the Effective Date not occur prior to January 31, 2013, this Agreement shall never become effective. Further, if Mr. McCracken does not execute and return the Separation Agreement (without revocation) in connection with the termination of his employment with the Company within the timeframe specified therein, this Agreement shall automatically be terminated without any compensation owed to Mr. McCracken.

If the Company wishes to renew this Agreement, it shall inform Mr. McCracken in writing at least 30 days prior to the expiration of the Term. By mutual written agreement, this Agreement or any extension thereof may be renewed for additional terms and under such conditions as the parties may agree.
3. Compensation. As compensation for Mr. McCracken’s performance of the Services and the obligations stated in Section 1, the Company, having obtained the appropriate approvals from the Compensation Committee of the Board, agrees to pay Mr. McCracken $111,111 per month (“Consulting Fees”) during the Term. Mr. McCracken shall receive no other fees or compensation in connection with his performance of the Services. The Consulting Fees will be paid on the last day of each month during which Services are performed during the Term.
4. Location, Personal Benefits and Expenses.
a. The Services shall be rendered at a location or locations mutually agreeable to the parties; provided, that, Mr. McCracken will not be provided dedicated office space and secretarial support during the Term and Mr. McCracken acknowledges that, after the Effective Date and during the Term, he will no longer be eligible to participate in the personal benefits provided to him in his capacity as Chief Executive Officer (including, without limitation, use of corporate aircraft and dedicated car and driver).

b. The Company shall reimburse Mr. McCracken for all reasonable out-of-pocket business expenses incurred by him in connection with the performance of the Services following his delivery of documentation of such expenses in the manner required under the Company’s applicable travel and expense policies as in effect from time to time.
5. Independent Contractor Status. During the Term and any renewal period, Mr. McCracken shall be an independent contractor, and not an employee or agent of the Company or any of its affiliates. Mr. McCracken shall not have authority to assume, create or incur any liabilities or obligations of any kind against or on behalf of the Company. Further, Mr. McCracken shall not be entitled to any compensation or to participate as an employee in any employee benefit programs of the Company, except those incentive and other payments provided in connection with his separation from the Company. For the avoidance of doubt, Mr. McCracken’s service under this Agreement will not count towards any vesting of equity awards granted to Mr. McCracken while serving as an employee of the Company.

6. Taxes. Mr. McCracken acknowledges and agrees that, as an independent contractor, he shall bear sole responsibility for rendering his services, including payments of all taxes and other governmental payments required for anyone to operate a business or consultancy, including without limitation, the payment of all federal, state and local income taxes, self-employment FICA (social security) taxes, and unemployment and workers compensation payments.
7. Confidentiality, Non-Competition and other Covenants. As part of the consideration for this Agreement, the parties agree that Sections 7, 8 and 9 of the Employment Agreement shall remain in full force and effect except as modified by this Section 7. The parties further agree that:
a. All obligations Mr. McCracken had under Sections 7, 8 and 9 of the Employment Agreement as an employee of the Company shall continue to apply during the Term and any renewal period, provided that Mr. McCracken shall not be required to devote his full-time efforts to the business of the Company;
b. The twenty-four (24) month post-employment restriction period referenced in Section 8 of the Employment Agreement shall commence upon the expiration or earlier termination of this Agreement; provided, that, Mr. McCracken shall be permitted to associate with a Competitive Enterprise (as defined therein) as a director after the second anniversary of the Termination Date (and all other restrictions set forth in Section 8 of the Employment Agreement shall continue to apply until the second anniversary of the termination of this Agreement);

c. This Section 7 shall be deemed a proper amendment to the Employment Agreement; and
d. This Section 7 shall survive the termination of this Agreement.
8. Section 409A. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “ Code ”), and the Treasury regulations relating thereto and any Internal Revenue Service or Treasury rules or other guidance issued   thereunder (collectively, “ Section 409A ”).  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment under this Agreement shall be treated as a separate payment which is compliant with or excepted from Section 409A including, but not limited to, the exceptions for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A.  All payments to be made upon a termination of employment or termination of consulting services under this Agreement may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on Mr. McCracken pursuant to Section 409A of the Code.  In no event may Mr. McCracken, directly or indirectly, designate the calendar year of any payment under this Agreement.

 9. Termination. This Agreement will terminate and be of no further force or effect upon the occurrence of any of the following events:
a. The Company terminates this Agreement for any reason other than for Cause or Disability (each as defined in the Employment Agreement), which the Company may do at any time;
b. The Company, by written notice to Mr. McCracken, terminates this Agreement due to Mr. McCracken’s Disability.
c. The Company terminates this Agreement for Cause.
d. Mr. McCracken dies.
e. Mr. McCracken voluntarily terminates his services for any reason, which Mr. McCracken may do at any time with at least 30 days’ advance notice to the Company.
10. Effects of Termination.
a. If the Agreement is terminated under Section 9(a), 9(b), or 9(d) of this Agreement, the Company shall perform all of its obligations under Section 3 of this Agreement and pay any remaining Consulting Fees through the end of the Term.
b. If the Agreement is terminated under Section 9(c) or 9(e) of this Agreement, the Company has no further obligations under Section 3 of this Agreement.
11. Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected.
12. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 12):
If to you, to your address then on file with the Company’s records.
If to the Company or any other member of the Group, to:
CA, Inc.
World Headquarters
One CA Plaza
Islandia, New York 11749
Attention: General Counsel
Facsimile: (631) 342-4865

13. Entire Agreement. This Agreement, the Separation Agreement and the sections of the Employment Agreement referenced herein set forth the entire agreement between the parties, and except as otherwise provided herein, fully supersede any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement. This Agreement may not be changed, modified or terminated, in whole or in part, except by an instrument in writing signed by the parties hereto.
14. Choice of Law. This Agreement shall be deemed performable by all parties in the state of New York, and the construction and enforcement of this Agreement shall be governed by New York law without regard to its conflict of laws rules.
15. Binding Effect of Agreement. This Agreement shall be binding upon Mr. McCracken, the Company and their heirs, administrators, representatives, executors, successors and permitted assigns.
The parties have duly executed this Agreement as of the date first written above.

CA, INC.

By:	/s/ Guy Di Lella

Guy Di Lella
Chief Human Resources Officer
.

/s/ William E. McCracken
William E. McCracken